Exhibit 8.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Doha	Orange County
April 9, 2009	Dubai	Paris
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
Tanger Factory Outlet Centers, Inc. Tanger Properties Limited Partnership 3200 Northline Avenue, Suite 360 Greensboro, North Carolina 27408	Madrid Milan Moscow	Singapore Tokyo Washington, D.C.

Re:	Tanger Properties Limited Partnership and Tanger Factory Outlet Centers, Inc.

Offer to Exchange Outstanding 3.75% Exchangeable Senior Notes due 2026

Ladies and Gentlemen:

In connection with the registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”) filed by Tanger Factory Outlet Centers, Inc. (the “Company”) and Tanger Properties Limited Partnership (the “Operating Partnership”) with the Securities and Exchange Commission (the “Commission”) on August 9, 2009, as so filed and as amended (the “Registration Statement”) and a preliminary prospectus, dated April 9, 2009 (the “Preliminary Prospectus”), in connection with the offer by the Operating Partnership (such offer, as it may from time to time be amended and supplemented, the “Exchange Offer”) to exchange common shares, par value $0.01, of the Company (plus accrued and unpaid interest from February 15, 2009 up to, but not including, the settlement date) for any and all of the outstanding 3.75% Exchangeable Senior Notes due 2026 of the Operating Partnership, you have requested our opinion concerning the statements in the Preliminary Prospectus under the caption “Certain U.S. Federal Income Tax Considerations.”

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Company as to factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Company concerning its business, properties and governing documents as set forth in the Registration Statement and the Preliminary Prospectus.

In our capacity as counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our

April 9, 2009

satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In addition, with your permission, we have assumed the accuracy of the opinions of Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A., counsel for the Company, dated April 9, 2009 with respect to certain matters of North Carolina law.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations and subject to the limitations set forth herein and in the Registration Statement, the Preliminary Prospectus and the Officer’s Certificate, it is our opinion that the statements in the Preliminary Prospectus under the caption “Certain U.S. Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, the Preliminary Prospectus or the Officer’s Certificate may affect the conclusions stated herein. Moreover, the Company’s qualification and taxation as a real estate investment trust depend upon the Company’s ability to meet the various qualification tests imposed under the Internal Revenue Code of 1986, as amended, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation in any taxable year will satisfy such requirements.

This opinion is furnished to you, and is for your use in connection with the transaction described herein upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

April 9, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Preliminary Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP